Exhibit 99.1

SRM Kicks-Off 2024 Sip with Me Marketing Campaign

SipWithMeCup.com

Social Media Advertising Campaign

Atlanta, Dallas & Las Vegas Trade Shows

JUPITER, FL / December 13, 2023 – SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company” or “SRM”) is a trusted toy and souvenir designer and developer, selling into the world’s largest theme parks and entertainment venues, is launching their 2024 Sip with Me marketing campaign which includes social media ads, a consumer SipWithMeCup.com website and wholesale trade shows in Atlanta, Dallas and Las Vegas. SRM continues to drive consumer brand awareness of Sip with Me® patented children’s cups featuring Smurfs & Zoonicorn franchise characters alongside SRM’s proprietary, loveable Trend Animal collection.

SRM is launching its consumer Sip with Me social media advertising campaign on Meta and Tik Tok along with the debut of its consumer SipWithMeCup.com website. January is trade show season where SRM will be on the ground in Dallas, Atlanta and Las Vegas, opening up new avenues for our wholesale customers to purchase their favorite products & cups. Sip with Me cups are also sold at Amazon, theme parks, restaurants & other retailers throughout the world.

SRM Entertainment will feature our full line of products including Sip with Me kids drinkware product mix featuring Smurfs and Zoonicorn at the following trade shows:

Dallas Market Center: January 10-16, 2024 at the Dallas Total Home and Gift Market (WTC #8505).

Atlanta Market ANDMORE: January 16-22, 2024 SRM Entertainment will be showing their products in Enchanted Moments Showroom 14 Floor-#1400

Las Vegas Market and More: January 28-February 1, 2024 SRM Entertainment will be showing their products in R-Biz Associates Showroom C972, C975

About SRM Entertainment, Inc.

SRM Entertainment, Inc. designs, develops, and manufactures custom toys and souvenirs for the world’s largest theme parks and entertainment venues. The Company provides exclusive custom products that are available worldwide at venues such as Walt Disney Parks and Resorts, Universal Studios, SeaWorld and other attractions. Additionally, SRM recently launched its retail product line which includes its patented SMURFS Sip with Me® cups.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the registration statement for the Offering filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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